EXHIBIT 10(T)
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                 FIRST AMENDMENT TO EXTENSION OF LEASE AGREEMENT

           THIS FIRST AMENDMENT TO EXTENSION OF LEASE AGREEMENT (this "First Amendment") is entered into as of the 1st day of December, 2006, by and between Roger G. Little, Trustee of SPI-Trust, under a declaration of trust, dated May 3, 1976, and recorded with Middlesex South District Registry of Deeds, Book 12970, Page 625, having a mailing address at One Patriots Park, Bedford, Massachusetts 01730 (the "Landlord") and Spire Corporation, a Massachusetts corporation, with an address at One Patriots Park, Bedford, Massachusetts 01730 (the "Tenant").

           WHEREAS, by that certain Lease dated November 11, 2005 (the "Lease"), Landlord demised to Tenant certain premises consisting of approximately 77,037 square feet of space (the "Original Premises") comprising a portion of the first floor of the Building (as defined in the Lease); and

           WHEREAS, Tenant desires to expand the Premises to include the addition of approximately 14,664 rentable square feet of space (the "Expansion Premises") on the first floor of the Building; and

           WHEREAS, Landlord and Tenant desire to amend the Lease to inter alia include the addition of the Expansion Premises in the definition of the Premises; and

           WHEREAS, in order to permit for the inclusion of the Expansion Premises and certain other matters as agreed upon by Landlord and Tenant, Landlord and Tenant desire to amend the Lease as set forth herein.

                                    AGREEMENT

           NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree, effective as of the date hereof, as follows:

1. All terms not otherwise defined herein shall have the meanings ascribed to them in the Lease.

2. Section 1 of the Lease is amended by deleting the following phrase appearing on the fourth through fifth lines of the first paragraph of such section:

           "the premises consisting of approximately 77,037 square feet (the "Premises") shown on the plan attached hereto as Exhibit A within the building (the "Building")"

           and replacing the same with the following phrase:

           "the premises consisting of approximately 91,701 square feet (the "Premises") shown on the plan attached hereto as Exhibit A within the building (the "Building")"

3. Section 1 of the Lease is amended by deleting the second paragraph of such section in its entirety.

4. Section 4(a) of the Lease is amended by deleting such section in its entirety and replacing it the following:

           "(a) An annual fixed rental of One Million Three Hundred Sixty Thousand Twenty Eight Dollars and Twenty Cents ($1,360,028.20) per year (hereinafter the "Base Rental"), calculated at the rate of $16.12 per square foot for the Original Premises and $8.06 per square foot for the Expansion Premises, due and payable in advance in monthly installments of One Hundred Thirteen Thousand

           Three Hundred Thirty Five Dollars and Sixty Eight Cents ($113,335.68) at Landlord's business premises located at Patriots Park, Bedford, Massachusetts, on the first day of each and every calendar month during the term of this Extension of Lease Agreement; a prorated and proportional rent shall be due for any periods of less than a calendar month at the commencement and expiration of the lease term, all without set off or deduction except as may be required by law in order to preserve any claim of Tenant thereto."

5. Section 25(b) of the Lease is amended by deleting the final sentence of such section in its entirety and replacing it with the following:

           "As of the date hereof, it is agreed that Tenant's Share is 63.58% and Landlord's Share is 36.42%."

6. Section 25(g) of the Lease is amended by deleting such section in its entirety and replacing it the following:

           "(g) All allocations under this Lease Agreement based upon Tenant's share allocable to the Premises shall be allocable on the basis of the percentage derived from a ratio having as its denominator 144,230 and as its numerator the number of feet of space occupied by Tenant from time to time or dedicated to serving such space; 91,701 as of the date hereof. In the event that any portion of the interior or exterior common space is dedicated exclusively to the use of one of the parties, that party shall bear all expenses and costs with respect thereto."

7. Tenant hereby acknowledges and agrees that it hereby accepts the Expansion Premises in such "AS IS, WHERE IS" condition as exists on the date hereof.

8. This First Amendment may be executed in two (2) or more counterparts, each of which shall be an original but such counterparts together shall constitute one and the same instrument notwithstanding that both Landlord and Tenant are not signatories to the same counterpart.

9. Except as amended by this First Amendment, all other terms, conditions, covenants and provisions as appear in the Lease are hereby ratified and confirmed and shall remain unchanged.

           IN WITNESS WHEREOF, the parties have caused this First Amendment to be duly executed under seal as of the date first written above.



SPI-TRUST                                 SPIRE CORPORATION

By: /s/ Roger G. Little                   By:       /s/ Roger W. LaFavre
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    Roger Little, Trustee                 Name:     Rodger W. LaFavre
                                          Title:    Chief Operating Officer